Exhibit 3.04

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE GATOR CORPORATION

The undersigned hereby certifies that:

1. He is the duly elected and acting President and Chief Executive Officer of The Gator Corporation, a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware under the name “eGuard, Inc.” on July 17, 1998.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends Article I of this corporation’s Certificate of Incorporation to read in its entirety as follows:

“The name of the corporation is Claria Corporation (the “Corporation”).”

4. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5. That pursuant to Section 103 (d) of the Delaware General Corporation Law, this Certificate of Amendment shall be become effective on October 29, 2003.

Executed this 17th day of October, 2003.

JEFF MCFADDEN

Jeffrey McFadden, President and Chief Executive Officer